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                                                                   EXHIBIT 11.1


                              RF MONOLITHICS, INC.

                   Computation of Net (Loss) Income per Share
                   Years Ended August 31, 2001, 2000 and 1999
                      (In thousands, except per-share data)

                                                                             2001                2000                1999
                                                                           --------            --------            --------
Average common shares outstanding ......................................      6,712               6,046               5,783

Net effect of dilutive stock options - based on the
   treasury stock method ...............................................          -                   -                 149
                                                                           --------            --------            --------

       Total common and common equivalent shares .......................      6,712               6,046               5,932
                                                                           ========            ========            ========

Net (loss) income ......................................................   $(13,241)           $ (7,608)           $    729
                                                                           ========            ========            ========

Net (loss) income per share - Diluted ..................................   $  (1.97)           $  (1.26)           $   0.12
                                                                           ========            ========            ========